UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ITEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement

for the Annual Meeting of Stockholders

to be held on May 14, 2012

This proxy statement supplement is being furnished to shareholders of ITEX Corporation (“ITEX” or the “Company”) in connection with their consideration of the matters to be acted upon at the annual meeting of stockholders to be held on May 14, 2012, as set forth in the Company’s proxy statement dated March 26, 2012 (the “Proxy Statement”). This supplement should be read in conjunction with the Proxy Statement.

ITEX Commences Tender Offer to Purchase its Common Stock

Up to One Million Shares at $4.20 per Share

On March 16, 2012, ITEX announced that it had commenced a partial tender offer to purchase up to 1,000,000 shares of its common stock, at a price of $4.20 per share. The maximum number of shares proposed to be purchased in the tender offer represents approximately 24.7% of ITEX’s currently outstanding common shares (including shares of unvested restricted stock).

The tender offer will expire on April 13, 2012 at midnight (one minute after 11:59 p.m.), New York City time, unless extended. Tenders of shares of ITEX’s common stock must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased. The tender offer will be financed entirely with cash on hand.

OTR, Inc. is the Depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered stockholders and will also be made available for distribution to beneficial owners of ITEX’s common stock.

None of ITEX, its Board of Directors, or the Depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering any shares. Stockholders and investors should read carefully the Offer to Purchase, Letter of Transmittal and related materials, should consult with their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

This communication is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell shares of ITEX’s common stock. The tender offer is being made pursuant to the Offer to Purchase, Letter of Transmittal and related materials that ITEX will be distributing to its stockholders and filing with the Securities and Exchange Commission.

Contact: Alan Zimmelman, ITEX Corporation

425.463.4017 or alan@itex.com